Execution Version
SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED CONSENT AND WAIVER

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED CONSENT AND WAIVER (this “Second Amendment”), dated as of May 2, 2022 (the “Second Amendment Effective Date”), is by and among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Corporation (bry), a Delaware corporation (the “Parent”, and together with the Borrower, the “Loan Parties”), each of the Lenders that is a signatory hereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower, the Parent, the Administrative Agent, the Issuing Bank and the Lenders are parties to that certain Credit Agreement dated as of August 26, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of December 8, 2021 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.
B.     The Borrower (i) made Restricted Payments to its Equity Interest holders in an aggregate amount of $5,235,839.78 (the “Specified Q1 2022 Restricted Payment”) and the Specified Q1 2022 Restricted Payment would not be permitted under Section 9.04(e) of the Credit Agreement as a result of it exceeding 100% of Free Cash Flow for the fiscal quarter ended December 31, 2021, (ii) intended to make, and has now made, Investments in C&J Well Services, LLC and/or CJ Berry Well Services Management, LLC, in an aggregate amount in excess of $15,000,000 before December 31, 2021 and in additional amounts after December 31, 2021 (the “Specified C&J Investments”) and such Investments would not be permitted under Section 9.05(r)(ii) of the Credit Agreement, and (iii) has not entered into and maintained Hedge Agreements for any full calendar month from and after January 1, 2025 as required under Section 8.17 of the Credit Agreement (the “Specified Q1 2025 Hedging Requirement”).
C.     The parties hereto desire to enter into this Second Amendment to, among other things, (i) amend the Credit Agreement as set forth herein effective as of the Second Amendment Effective Date and (ii) evidence the Lenders’ (x) consent to the Specified Q1 2022 Restricted Payment, effective as of March 31, 2022 and the Specified C&J Investments, effective as of October 1, 2021 and (y) extension of the dates upon which the Borrower must satisfy the Specified Q1 2025 Hedging Requirement, effective as of March 31, 2022.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Second Amendment, shall have the meaning ascribed such term in the Credit Agreement, as amended hereby. Unless otherwise indicated, all section references in this Second Amendment refer to the Credit Agreement.
Section 2.Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement shall be amended effective as of the Second Amendment Effective Date in the manner provided in this Section 2.
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1.1New Definitions. Section 1.02 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in their respective entireties as follows:
“Second Amendment” means that certain Second Amendment to Credit Agreement and Limited Consent and Waiver, dated as of the Second Amendment Effective Date, among the Borrower, the Parent, the Administrative Agent and the Lenders party thereto.
“Second Amendment Effective Date” means May 2, 2022.
1.2Restated Definitions. The following definitions contained in Section 1.02 of the Credit Agreement are hereby amended and restated in their entirety to read in full as follows:
“Designated Basic NewCo” means, individually and collectively, (i) C&J Well Services, LLC, a Delaware limited liability company, and (ii) CJ Berry Well Services Management, LLC, a Delaware limited liability company.
“Free Cash Flow” means, for any fiscal quarter for which financial statements have been delivered (for purposes of Section 9.04(c)), (a) EBITDAX (without regard for any pro forma adjustments for Material Acquisitions or Material Dispositions) for such fiscal quarter minus (b) the increase (or plus the decrease) in Working Capital from the previous fiscal quarter (except any increase or decrease in Working Capital due to the reclassification of liabilities from short-term liabilities to long-term liabilities or vice versa) minus (c) the sum, in each case without duplication, of the following amounts paid during such fiscal quarter: (i) voluntary and scheduled cash prepayments and repayments of Debt during such fiscal quarter, in each case, which cannot be reborrowed pursuant to the terms of such Debt (and for the avoidance doubt, in the case of a voluntary or a mandatory prepayment of Borrowings, solely to the extent such prepayment is accompanied by a simultaneous and equivalent reduction in the Commitments), (ii) the aggregate amount actually paid in cash by the Loan Parties during such fiscal quarter on account of capital expenditures, (iii) interest expense paid in cash during such fiscal quarter, (iv) taxes paid in cash during such fiscal quarter, (v) exploration expenses paid in cash during such fiscal quarter, (vi) Restricted Payments made in cash (other than to the Borrower or any Guarantor) during such fiscal quarter, (vii) Investments made in cash (other than any such Investments (A) to any Loan Party or any Restricted Subsidiary thereof to the extent permitted under this Agreement or (B) to Designated Basic NewCo to the extent permitted under Section 9.05(r) of this Agreement) during such fiscal quarter and (viii) to the extent not included in the foregoing and added back in the calculation of EBITDAX (other than Material Acquisitions or Material Dispositions) for such fiscal quarter, any other cash charge that reduces the earnings of the Loan Parties except, in the case of each of the forgoing clauses in this definition, to the extent financed with proceeds of issuances of any Equity Interests or capital contributions other than proceeds from Disqualified Capital.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Letter of Credit Fee Letters, the Security Instruments, the First Amendment, the Second Amendment and any certificate or fee letter delivered under, or in connection with, this Agreement by or on behalf of the Borrower or any other Loan Party.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.23. As of

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the Second Amendment Effective Date, the Unrestricted Subsidiaries are the Designated Basic NewCo.
1.3Deleted Definition. The definition of “Borrowing Base Redetermination Period” is hereby deleted.
1.4Minimum Hedging. Section 8.17 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows.
Section 8.17    Minimum Hedging. Commencing from and after March 31, 2022, the Borrower shall maintain Hedge Agreements (other than three-way collars) with one or more Approved Counterparties hedging minimum notional volumes of (i) at least 75% of the reasonably projected production of crude oil from Oil and Gas Properties classified as “proved developed producing” in the Reserve Report most recently delivered to the Administrative Agent, for each full calendar month during the period from and including the first full calendar month following each Minimum Hedging Requirement Date (as hereinafter defined) through and including the 24th full calendar month following each such Minimum Hedging Requirement Date and (ii) at least 50% of the reasonably projected production of crude oil from Oil and Gas Properties classified as “proved developed producing” in the Reserve Report most recently delivered to the Administrative Agent, for each full calendar month during the period from and including the 25th full calendar month following each such Minimum Hedging Requirement Date through and including the 36th full calendar month following each such Minimum Hedging Requirement Date; provided that, notwithstanding the foregoing, until the Minimum Hedging Requirement Date occurring on October 1, 2022, Borrower shall not be required to maintain any Hedge Agreements pursuant to this Section 8.17 for any full calendar month from and after January 1, 2025; provided further, that in the case of each of the foregoing clauses (i) and (ii), the notional volumes hedged under such Hedge Agreements shall be deemed reduced by the notional volumes of any short puts or other similar derivatives having the effect of exposing the Borrower or any other Loan Party to commodity price risk below the “floor” created by such Hedge Agreements of the Loan Parties for each applicable calendar month. On or prior to the date each Reserve Report (other than the Initial Reserve Report) is required to be delivered by the Borrower pursuant to Section 8.11(a) (each, a “Minimum Hedging Requirement Date”), the Borrower shall deliver evidence in form and substance satisfactory to the Administrative Agent that it has entered into Hedge Agreements to be in compliance with this Section 8.17 as of such Minimum Hedging Requirement Date.
1.5Current Ratio. Section 9.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(b)    Current Ratio. The Parent will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2021, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments then available to be borrowed, but excluding (x) non-cash assets under FASB ASC 815 and (y) any assets of any Unrestricted Subsidiary) to (ii) consolidated current liabilities (excluding (x) non-cash obligations under FASB ASC 410 and 815, (y) current maturities under this Agreement and (z) any liabilities of any Unrestricted Subsidiary) to be less than 1.00 to 1.00.
1.6Restricted Payments. Sections 9.04(e) and (f) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

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(e)    the Borrower (and Intermediate Holdco, if applicable) may make cash distributions to the Parent, and the Parent may make Restricted Payments to the holders of its Equity Interests:
(X) within 60 days after the declaration or announcement of such Restricted Payment (or, if no such declaration or announcement is made, on the date of making such Restricted Payment) in an aggregate amount not to exceed 100% of Free Cash Flow for the fiscal quarter most recently ended prior to the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payments), so long as both immediately before, and immediately after giving effect to, any such Restricted Payment, (i) no Default or Event of Default exists or would exist, (ii) the unused portion of the Commitments is greater than 20% of the total Commitments, (iii) the Leverage Ratio is less than or equal to 2.00 to 1.00 (on a pro forma basis as the Leverage Ratio is recomputed on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payments) using (A) Total Debt outstanding on such date and (B) EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available) and (iv) the Administrative Agent shall have received a certificate of a Financial Officer, setting forth reasonably detailed calculations of Free Cash Flow for the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable, which shall be in substantially the form of Exhibit I hereto; and
(Y) within 60 days after the declaration or announcement of such Restricted Payments (or, if no such declaration or announcement is made, on the date of making such Restricted Payments), so long as both immediately before, and immediately after giving effect to, any such distribution, (i) no Default or Event of Default exists or would exist, (ii) the unused portion of the Commitments is greater than 75% of the total Commitments, and (iii) the Leverage Ratio is less than or equal to 1.50 to 1.00 (as calculated on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payments) using (A) Total Debt outstanding on such date and (B) EBITDAX as of the most recent fiscal quarter end for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.01(a) or Section 8.01(b), as applicable, for the quarter ending (1) March 31, 2022, multiplied by four, (2) June 30, 2022, multiplied by two, (3) September 30, 2022, multiplied by one and one-third, and (4) thereafter, EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding such date);
(f)    the Parent, the Borrower and its Restricted Subsidiaries may redeem, acquire, retire or repurchase, for cash, shares of Equity Interests (other than Disqualified Capital Stock) of the Parent, the Borrower held by any present or former officer, manager, director or employee of the Parent, the Borrower or any of its Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise make Restricted Payments to such employees, directors, officers or managers in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, so long as all such Restricted Payments do not exceed $1,000,000 in the aggregate in any fiscal year;
1.7Investments, Loans and Advances. Section 9.05(r) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

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(r)    (i) a one-time direct or indirect Investment in Designated Basic NewCo made on or before December 31, 2021 in an aggregate amount not to exceed the purchase price for the acquisition of Designated Basic NewCo, (ii) other direct or indirect Investments in Designated Basic NewCo made on or before December 31, 2021 not to exceed $15,000,000.00 in an aggregate amount at any time outstanding; provided that, in each case of clauses (i) and (ii) above, any such Investment in Designated Basic NewCo shall only be permitted so long as both before, and immediately after giving effect to, the making of such Investment (A) the Loan Parties shall have Liquidity at least equal to the greater of (1) $200,000,000.00 and (2) the then-effective Borrowing Base and (B) the Leverage Ratio is less than or equal to 2.25 to 1.00 (on a pro forma basis as the Leverage Ratio is recomputed on such date using (1) Total Debt outstanding on such date and (2) EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available), (iii) other Investments in Designated Basic NewCo to be used for working capital purposes made on or after January 1, 2022 and on or before June 30, 2022 not to exceed $10,000,000.00 in an aggregate amount at any time outstanding and (iv) other Investments in Designated Basic NewCo to be used for working capital purposes made after June 30, 2022 not to exceed $5,000,000 in an aggregate amount at any time outstanding, provided that, in each case of clauses (iii) and (iv), both before, and immediately after giving effect to any such Investment, (1) no Default or Event of Default exists or would exist and (2) no Borrowing Base Deficiency exists or would result therefrom;
Section 3.Conditions Precedent. The effectiveness of this Second Amendment is subject to the following:
1.1Counterparts. The Administrative Agent shall have received counterparts of this Second Amendment from the Loan Parties and the Lenders constituting the Majority Lenders.
1.2Consent Fees. The Administrative Agent shall have received, for the account of each Lender that executes and delivers to the Administrative Agent a counterpart of this Second Amendment before 1:00 p.m. (New York City time), on or prior to May 2, 2022, a consent fee in an amount equal to 0.10% of the aggregate amount of each such Lender’s Commitment in effect immediately prior to the Second Amendment Effective Date.
1.3Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.
Section 4.Limited Consents and Waivers. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the satisfaction of the conditions precedent in Section 3 hereof, the Lenders hereby (a) consent to the Specified Q1 2022 Restricted Payment, effective as of March 31, 2022 and the Specified C&J Investments effective as of October 1, 2021, (b) waive the Specified Q1 2025 Hedging Requirement effective as of March 21, 2022 and (c) waive any breach, Default or Event of Default which may have arisen as a result of the Specified Q1 2022 Restricted Payment, the Specified C&J Investments or the Specified Q1 2025 Hedging Requirement; provided that nothing contained herein, nor any past indulgence by Administrative Agent or any Lender nor any other action or inaction on behalf of Administrative Agent or any Lender, shall constitute or be deemed to constitute a consent to, or waiver of, any other action or inaction of the Borrower or any of the other Loan Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a breach, Default or Event of Default under the Credit Agreement or any other Loan Document, nor shall this Second Amendment constitute a course of conduct or dealing among the parties. The

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Administrative Agent and the Lenders shall have no obligation to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document, and the parties hereto agree that the limited consent and waivers provided herein shall constitute one-time consents and waivers as specifically set forth herein and shall not waive, affect or diminish any right of the Administrative Agent and the Lenders to hereafter demand strict compliance with the Credit Agreement and the other Loan Documents.
Section 5.Miscellaneous.
1.1Confirmation and Effect. The provisions of the Credit Agreement (as amended by this Second Amendment) shall remain in full force and effect in accordance with their terms following the effectiveness of this Second Amendment, and this Second Amendment shall not constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as expressly provided for herein. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
1.2Ratification and Affirmation of Loan Parties. Each of the Loan Parties hereby expressly (i) acknowledges the terms of this Second Amendment, (ii) ratifies and affirms its obligations under the Loan Documents to which it is a party, (iii) acknowledges and renews its continued liability under the Loan Documents to which it is a party, (iv) agrees, with respect to each Loan Party that is a Guarantor, that its guarantee under the Guaranty Agreement remains in full force and effect with respect to the Guaranteed Obligations as amended hereby, (v) represents and warrants to the Lenders and the Administrative Agent that each representation and warranty of such Loan Party contained in the Credit Agreement and the other Loan Documents to which it is a party is true and correct in all material respects as of the date hereof, after giving effect to this Second Amendment, except (A) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects, (vi) represents and warrants to the Lenders and the Administrative Agent that the execution, delivery and performance by such Loan Party of this Second Amendment are within such Loan Party’s corporate, limited partnership or limited liability company powers (as applicable), have been duly authorized by all necessary action and that this Second Amendment constitutes the valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (vii) represents and warrants to the Lenders and the Administrative Agent that, immediately after giving effect to this Second Amendment, no Event of Default exists.
1.3Counterparts. Delivery of an executed counterparty of a signature page of this Second Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
1.4No Oral Agreement. THIS SECOND AMENDMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

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SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
1.5Governing Law. THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
1.6Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Second Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
1.7Severability. Any provision of this Second Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
1.8Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
1.9Loan Document. This Second Amendment constitutes a Loan Document under and as defined in the Credit Agreement.
[Signature Pages Follow.]

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The parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

BORROWER:    BERRY PETROLEUM COMPANY, LLC
    By: /s/ Cary Baetz
    Name: Cary Baetz
    Title: Authorized Representative

PARENT:    BERRY CORPORATION (BRY)
    By: /s/ Cary Baetz
    Name: Cary Baetz
    Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

ADMINISTRATIVE AGENT:            JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender
By: /s/ Michael A. Harvey
Name: Michael A. Harvey
Title: Authorized Officer

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

LENDERS:                        KEYBANK NATIONAL                                         ASSOCIATION, as a Lender

By: /s/ David M. Bornstein
Name: David M. Bornstein
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            BOKF, NA as a Lender

By: /s/ Sonja W Bruce
Name: Sonja W Bruce
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            TRI COUNTIES BANK, as a Lender

By: /s/ Aytom Salomon
Name: Aytom Salomon
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            CAPITAL ONE, NATIONAL                         ASSOCIATION, as a Lender

By: /s/ Christopher Kuna
Name: Christopher Kuna
Title: Senior Director

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            CATHAY BANK, as a Lender

By: /s/ Dale T Wilson
Name: Dale T Wilson
Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            GOLDMAN SACHS LENDING                         PARTNERS, as a Lender

By: /s/ Lauren Shockey
Name: Lauren Shockey
Title: Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]

            MACQUARIE INVESTMENTS US INC,
as a Lender

By: /s/ Nicole Jasper
Name: Nicole Jasper
Title: Senior Managing Director – CGM

By: /s/ James M. Jordan
Name: James M. Jordan
Title: Executive Director – CGM Legal

[Signature Page to Second Amendment to Credit Agreement and Limited Consent and Waiver – Berry Petroleum Company, LLC]